EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The Registrant, Champion Industries, Inc., a West Virginia corporation, does business under the trade name "Chapman Printing Company".  Its wholly owned subsidiaries are:

1.             The Chapman Printing Company, Inc., a West Virginia corporation.

2.             Stationers, Inc., a West Virginia corporation (doing business in Ohio as "Garrison Brewer").

3.             Bourque Printing, Inc., a Louisiana corporation.

4.             Dallas Printing Company, Inc., a Mississippi corporation.

5.             Carolina Cut Sheets, Inc., a West Virginia corporation.

6.             U.S. Tag & Ticket Company, Inc., a Maryland corporation.

7.             Donihe Graphics, Inc., a Tennessee corporation.

8.             Smith & Butterfield Co., Inc., an Indiana corporation.

9.             The Merten Company, an Ohio corporation.

10.          Interform Corporation, a Pennsylvania corporation.

11.          CHMP Leasing, Inc., a West Virginia corporation.

12.          Blue Ridge Printing Co., Inc., a North Carolina corporation.

13.          Rose City Press, a West Virginia corporation

14.          Capitol Business Equipment, Inc., a West Virginia corporation

15.          Thompson’s of Morgantown, Inc., a West Virginia corporation

16.          Independent Printing Service, Inc., an Indiana corporation

17.          Diez Business Machines, Inc., a Louisiana corporation

18.          Transdata Systems, Inc., a Louisiana corporation

19.          Syscan Corporation, a West Virginia corporation

20.          Syscan Furniture Systems, LLC, a West Virginia limited liability company